UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Trimble Navigation Limited

(Name of Registrant as Specified In Its Charter)

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TRIMBLE NAVIGATION LIMITED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 3, 2011

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (“Annual Meeting”) of Trimble Navigation Limited (the “Company”) will be held at the Heritage Theater, located at the Campbell Community Center, 1 W. Campbell Avenue, Campbell, California, 95008, on Tuesday, May 3, 2011, at 5:00 p.m. local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for the current fiscal year ending December 30, 2011.

3.	To hold an advisory vote on compensation for our Named Executive Officers.

4.	To hold an advisory vote on the frequency of holding an advisory vote on the compensation of our Named Executive Officers.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only shareholders of record at the close of business on March 3, 2011, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to vote via the Internet or by telephone or, if you requested to receive printed proxy materials, by mailing a proxy, in accordance with the detailed instructions on your proxy card. Any shareholder attending the meeting may vote in person even if such shareholder previously voted via the Internet, by telephone or by returning a proxy.

We have decided to use the U.S. Securities and Exchange Commission’s “notice and access” rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. This means most of our shareholders will receive only a notice containing instructions on how to access the proxy materials over the Internet and vote online. We believe that this process should expedite shareholders’ receipt of proxy materials, lower the costs of our Annual Meeting, and help reduce the environmental impact of our Annual Meeting.

On approximately March 18, 2011, we mailed our shareholders (other than those who previously requested electronic or paper delivery) a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also included instructions on how to receive a paper copy of our Annual Meeting materials, including the notice of Annual Meeting, proxy statement and proxy card. If you received your Annual Meeting materials by mail, the notice of Annual Meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, which are both available at http://investor.trimble.com/annuals.cfm.

For the Board of Directors,

ULF J. JOHANSSON
Chairman of the Board

Sunnyvale, California

March 18, 2011

TRIMBLE NAVIGATION LIMITED

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

May 3, 2011

The enclosed proxy is solicited on behalf of the board of directors (“Board of Directors”) of Trimble Navigation Limited, a California corporation (the “Company”), for use at the Company’s annual meeting of shareholders (“Annual Meeting”), to be held at the Heritage Theater, located at the Campbell Community Center, 1 W. Campbell Avenue, Campbell, California, 95008, on Tuesday, May 3, 2011, at 5:00 p.m. local time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

The Company’s principal executive offices are located at 935 Stewart Drive, Sunnyvale, California, 94085. The telephone number at that address is (408) 481-8000.

A copy of the Company’s annual report on Form 10-K may be obtained by sending a written request to the Company’s Investor Relations Department at 935 Stewart Drive, Sunnyvale, California, 94085. Full copies of the Company’s annual report on Form 10-K for the 2010 fiscal year, and proxy statement, each as filed with the Securities and Exchange Commission (“SEC”) are available via the Internet at the Company’s web site at http://investor.trimble.com/annuals.cfm.

Shareholders may obtain directions to attend the Annual Meeting by contacting the Heritage Theater by phone at 1-408-866-2700, or by visiting the Heritage Theater’s website at http://www.ci.campbell.ca.us/heritagetheatre/directions.htm.

General directions to Heritage Theater are as follows:

From San Francisco:

Take 280 South toward San Jose; take Hwy 17 South (toward Santa Cruz) exit. The first exit will be Hamilton Avenue; go west (right). Turn left at the third traffic signal onto Winchester Boulevard. Turn right at the second traffic signal onto Campbell Avenue. Turn right at the next traffic signal and enter the Community Center parking lot.

From South 101:

Take 101 North to Hwy 85 North. Take Hwy 85 to Hwy 17 North. Take the Hamilton Avenue exit and turn west (left) onto Hamilton Avenue. Take Hamilton Avenue to Winchester Boulevard and turn left (south). Turn right at the second traffic signal onto Campbell Avenue. Turn right at the next traffic signal and enter the Community Center parking lot.

From the East Bay:

Take 880 South to the Hamilton Avenue. Go west (right) on Hamilton Avenue. Turn left at the third traffic signal onto Winchester Boulevard. Turn right at the second traffic signal onto Campbell Avenue. Turn right at the next traffic signal and enter the Community Center parking lot.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under the “notice and access” rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. As a result, on or about March 18, 2011, we mailed our shareholders a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone. The Notice is not a proxy card and cannot be used to vote your shares.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help minimize the environmental impact of the annual meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

Shareholders of record at the close of business on March 3, 2011 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding 122,449,042 shares of common stock, without par value (“Common Stock”).

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date (including a proxy by telephone or over the Internet) or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Voting

Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters, and shareholders may cumulate such votes in the election of directors, as described below. An automated system administered by the Company’s agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting at the Annual Meeting and the presence or absence of a quorum. The required quorum is a majority of the shares outstanding on the Record Date.

Voting via the Internet or by Telephone

Shareholders may vote by submitting proxies electronically either via the Internet or by telephone or, if they request paper copies of the proxy materials, they may complete and submit a paper version of the proxy card. Please note that there are separate arrangements for voting via the Internet and by telephone depending on whether shares are registered in the Company’s stock records directly in a shareholder’s name or whether shares are held in the name of a brokerage firm or bank. Detailed electronic voting instructions can be found on the Notice mailed to each shareholder.

In order to allow individual shareholders to vote their shares and to confirm that their instructions have been properly recorded, the Internet and telephone voting procedures have been designed to authenticate each shareholder’s identity. Shareholders voting via the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that will be borne solely by the individual shareholder.

Voting in Person

Registered Shareholders

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., Inc., you are considered to be the registered shareholder with respect to those shares. A Notice for registered shareholders was mailed directly to you by our mailing agent, Broadridge Investor Communications, Inc. Registered shareholders have the right to vote in person at the meeting.

Beneficial Shareholders

If your shares are held in a brokerage account or by another nominee, you are considered to be a beneficial shareholder of those shares. A Notice for beneficial shareholders was forwarded to you together with voting instructions. In order to vote in person at the annual meeting, beneficial shareholders must obtain a “legal proxy” from the broker, trustee or nominee that holds their shares. Without a legal proxy, beneficial owners will not be allowed to vote in person at the Annual Meeting.

Solicitation of Proxies

The entire cost of this proxy solicitation will be borne by the Company. The Company has retained the services of Morrow & Co. to solicit proxies, for which services the Company has agreed to pay approximately $6,500. In addition, the Company will also reimburse certain out-of-pocket expenses in connection with such proxy solicitation. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, personally or by telephone, or facsimile.

Deadline for Receipt of Shareholder Proposals for 2012 Annual Meeting

Shareholders are entitled to present proposals for action at future shareholder meetings of the Company if they comply with the requirements of the appropriate proxy rules and regulations promulgated by the SEC.

Proposals of shareholders which are intended to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2012 Annual Meeting of Shareholders must be received by the Company at its principal executive offices (Attn: Corporate Secretary - Shareholder Proposals, Trimble Navigation Limited at 935 Stewart Drive, Sunnyvale, California 94085) no later than November 19, 2011. Shareholders interested in submitting such a proposal are advised to retain knowledgeable legal counsel with regard to the detailed requirements of the applicable securities laws. The timely submission of a shareholder proposal to the Company does not guarantee that it will be included in the Company’s applicable proxy statement.

If the Company is not notified at its principal executive offices of a shareholder proposal at least 45 days prior to the one year anniversary of the mailing of the Notice, which is February 2, 2012, then such proposal shall be deemed “untimely” and, therefore, the proxy holders for the Company’s 2012 Annual Meeting of Shareholders will have the discretionary authority to vote against any such shareholder proposal if it is properly raised at such annual meeting, even though such shareholder proposal is not discussed in the Company’s proxy statement related to that shareholder meeting.

The proxy card attached or enclosed with this proxy statement, to be used in connection with the 2011 Annual Meeting, grants the proxy holder discretionary authority to vote on any matter otherwise properly raised at such Annual Meeting. The Company presently intends to use a similar form of proxy card for next year’s Annual Meeting of Shareholders.

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ITEM I

ELECTION OF DIRECTORS

Nominees

A board of eight directors is to be elected at the Annual Meeting. The Board of Directors of the Company has authorized the nomination at the Annual Meeting of the persons named below as candidates. All nominees currently serve on the Board of Directors. The Board of Directors waived the recommended retirement age for re-election as a Director with respect to Dr. Parkinson because of his unique qualifications, the value of his experience with the Company, and his ability to continue to serve the Company. Each of the directors, except for Mr. Berglund, are independent directors as defined by Rule 5605(a)(2) of the Nasdaq Stock Market (“Nasdaq”) Marketplace Rules.

The names of the nominees and certain information about them, as of the Record Date, are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Steven W. Berglund	59	President and Chief Executive Officer of the Company	1999
John B. Goodrich (1) (3) (4) (5)	69	Business Consultant	1981
William Hart (1) (2) (4)	70	Venture Capital Investor and Business Consultant	1984
Merit E. Janow (3) (5)	52	Professor, Columbia University	2008
Ulf J. Johansson (3) (4)	65	Business Consultant	1999
Bradford W. Parkinson (2) (3) (4)	76	Executive Consultant, and Professor (Emeritus), Stanford University	1984
Mark S. Peek (2)	53	Co-President and Chief Financial Officer, VMware, Inc.	2010
Nickolas W. Vande Steeg (1) (2)	68	Venture Capital Investor and Business Consultant	2003

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Governance Committee during the 2010 fiscal year
(4)	Member of the Nominating Committee as of January 31, 2011
(5)	Member of the Governance Committee as of January 31, 2011

Steven W. Berglund has served as president and chief executive officer of Trimble since March 1999. Prior to joining Trimble, Mr. Berglund was president of Spectra Precision, a group within Spectra Physics AB. Mr. Berglund’s business experience includes a variety of senior leadership positions with Spectra Physics, and manufacturing and planning roles at Varian Associates. Mr. Berglund began his career as a process engineer at Eastman Kodak. He attended the University of Oslo and the University of Minnesota where he received a B.S. in chemical engineering. Mr. Berglund received his M.B.A. from the University of Rochester. In December 2007, Mr. Berglund was elected to the board of directors of Verigy Ltd. a semiconductor test equipment manufacturer, and began service in January 2008.

Mr. Berglund is qualified to serve as director of the Company because of his intimate knowledge and understanding of the Company’s business and operations, resulting from his service as director and president and chief executive officer of the Company since 1999. In addition, Mr. Berglund brings to the Board of Directors extensive industry experience.

John B. Goodrich has served as a director of the Company since January 1981. Since 2002, Mr. Goodrich has served as a business consultant. From 2004 to 2009, Mr. Goodrich also served as the chief executive officer of MaxSP Corporation, an information technology services company. Mr. Goodrich retired from the law firm of Wilson Sonsini Goodrich & Rosati, where he practiced corporate, federal tax, securities and intellectual property law from 1970 until 2002. Mr. Goodrich currently serves on the board of directors of Tessera Technologies, Inc., a developer of semiconductor packaging technology and advanced optical and imaging technology, as well as the Fogarty Institute for Innovation. Mr. Goodrich owns and operates the Tonini Farm and Cattle Company in San Luis Obispo and has advised beef marketing companies in the Northwest. Mr. Goodrich has a variety of business and legal experience working with technology-based companies. Mr. Goodrich received a B.A. degree from Stanford University in 1963, a J.D. from the University of Southern California in 1966, and an L.L.M. in Taxation from New York University in 1970.

Mr. Goodrich is qualified to serve as director of the Company because he brings over four decades of experience as a business and legal advisor to high technology companies in Silicon Valley, as well as experience as an executive officer and director of several companies in the high technology industry. In addition, Mr. Goodrich has extensive knowledge and understanding of the Company’s business and operations, resulting from his 30 years of service as director of the Company.

William Hart has served as a director of the Company since December 1984. Mr. Hart is an advisor to early-stage technology and financial services companies. Mr. Hart retired from Technology Partners, a Silicon Valley venture capital firm, in 2001. As the founder and managing partner of Technology Partners, he led the firm for 21 years. Mr. Hart was previously a senior officer and director of Cresap, McCormick and Paget, management consultants, and held positions in field marketing and manufacturing planning with IBM Corporation. Mr. Hart has served on the boards of directors of numerous public and privately held technology companies. In addition, Mr. Hart has served as the chief financial officer of a venture capital investment company, and as acting chief financial officer of several early-stage venture companies. Mr. Hart received a Bachelor of Management Engineering degree from Rensselaer Polytechnic Institute in 1965 and an M.B.A. from the Amos Tuck School of Business at Dartmouth College in 1967.

Mr. Hart is qualified to serve as director of the Company because of his considerable strategic and financial expertise drawn from over two decades of experience as managing partner at a venture capital firm as well as his experience as acting chief financial officer at several venture companies. Mr. Hart also has extensive knowledge of the Company’s business and operations, having served as a director of the Company since 1984.

Merit E. Janow was appointed to the Board of Directors in 2008. Professor Janow has been a professor at Columbia University’s School of International and Public Affairs (SIPA) since 1994. Professor Janow teaches advanced courses in international trade, World Trade Organization (WTO) law, and comparative antitrust at Columbia Law School, and international economic policy at SIPA. Ms. Janow is also director of the program in International Finance & Economic Policy. Ms. Janow has published numerous articles and several books on international trade and economic matters. Professor Janow has had several periods of public service: she served as one of seven members of the WTO’s Appellate Body from 2003-2007, she served as the Executive Director of an international antitrust advisory committee to the attorney general from 1997-2000, and Deputy Assistant U.S. Trade Representative for Japan and China from 1990-1993. In May 2005, Professor Janow was elected to the board of directors of the Nasdaq Stock Market, Inc. She now serves on the board of directors of the

Nasdaq Exchange LLC and the Boston and Philadelphia Exchanges of the Nasdaq OMX Group. In 2006, she joined the board of Rockefeller Financial Co., an investment management firm. Since 2001, Professor Janow has served on the board of directors of a cluster of the American Funds family comprising the Capital Income Builder (CIB) Fund and the World Growth and Income (WGI) Fund and New Economy Fund (NEF). In 2007, she joined the board of another fund cluster of the American Funds family, the American Funds Insurance Series (AFIS), the American Fund Target Date Retirement Fund (AFTD) and Fixed Income (FI) Fund. Professor Janow holds a B.A. in Asian Studies from the University of Michigan and a J.D. from Columbia Law School.

Professor Janow is qualified to serve as director of the Company based on her extensive knowledge and experience in international trade and economics, which provide valuable insight to the Company given the global nature of its business. Professor Janow also brings to the Board of Directors significant investment management expertise through her experience serving on the boards of several mutual funds.

Ulf J. Johansson was appointed chairman of the board in 2007, and has served as a director of the Company since December 1999. Dr. Johansson is a Swedish national with a distinguished career in communications technology. Dr. Johansson currently serves on the board of directors of Telefon AB LM Ericsson, a telecommunications company, and as chairman of Acando AB, a management and IT consultancy company. From 1990 to 2005, Dr. Johansson served as chairman of Europolitan Vodafone AB, a GSM mobile telephone operator in Sweden. From 1998 to 2005, Dr. Johansson served on the board of directors of Novo Nordisk A/S, a Danish pharmaceutical/life science company, and in 2005 he became chairman of its majority owners, the Novo Nordisk Foundation and Novo A/S. Dr. Johansson also currently serves on the boards of directors of several privately held companies. During 1998-2003 Dr. Johansson served as chairman of the University Board of Royal Institute of Technology in Stockholm and formerly also served as president and chief executive officer of Spectra-Physics AB, and executive vice president at Ericsson Radio Systems AB. Dr. Johansson received a Master of Science in Electrical Engineering, and a Doctor of Technology (Communication Theory) from the Royal Institute of Technology in Sweden.

Dr. Johansson is qualified to serve as director of the Company because of his significant industry knowledge and experience resulting from his service on the boards of several telecommunications companies. In addition, Dr. Johansson has considerable knowledge of the Company’s business and operations, having served as a member of the Board of Directors since 1999.

Bradford W. Parkinson has served as a director of the Company since 1984. Currently, Dr. Parkinson is the Edward C. Wells Endowed Chair professor (emeritus) at Stanford University and has been a Professor of Aeronautics and Astronautics at Stanford University since 1984. He was the original program director (1972) and chief architect of the global positioning system (“GPS”). He personally led the advocacy, definition, development, launch, and test of GPS from 1972 to 1978, and remains involved with providing guidance for the future development and direction of GPS in the United States. While on a leave of absence from Stanford University, Dr. Parkinson served as the Company’s president and chief executive officer from August 1998 through March 1999, while the Company searched for a chief executive officer. From 1980 to 1984 he was group vice president and general manager for Intermetrics, Inc. where he directed five divisions. In 2003, he was awarded the Draper Prize by the National Academy of Engineering (“NAE”) for the development of GPS. He is a member of the National Council of the NAE, and serves on a number of National advisory committees for the GPS System. In 2006, Dr. Parkinson was appointed to serve on the board of EMS

Technologies, a wireless communications technology company. Dr. Parkinson received a B.S. degree from the U.S. Naval Academy in 1957, an M.S. degree in Aeronautics/Astronautics Engineering from Massachusetts Institute of Technology in 1961 and a Ph.D. in Astronautics Engineering from Stanford University in 1966.

Dr. Parkinson is qualified to serve as director of the Company because of his extensive technical background and industry experience in GPS technology as its chief architect. In addition to his board service and executive management experience, Dr. Parkinson brings considerable industry insight to the Board of Directors as a current member of several national advisory committees on GPS technology. The Board of Directors also values Dr. Parkinson’s extensive knowledge of the Company’s business and operations because of his service as director of the Company since 1984.

Mark S. Peek was appointed to the Board of Directors on March 9, 2010. In January 2011, Mr. Peek was named co-president and chief financial officer of VMware, Inc., a provider of business infrastructure virtualization solutions. From 2007 to January 2011, Mr. Peek served as chief financial officer of VMware, Inc. From 2000 to 2007, Mr. Peek was senior vice president and chief accounting officer at Amazon.com. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte, the last ten years as a partner. Mr. Peek received a B.S. in accounting and international finance from Minnesota State University.

Mr. Peek is qualified to serve as director of the Company because of his strong background and years of experience in accounting and financial management, including his current position as chief financial officer at VMware, Inc., and his past service as chief accounting officer at Amazon.com. In addition, Mr. Peek brings key financial expertise gained through his 19 years of experience at Deloitte.

Nickolas W. Vande Steeg was appointed vice chairman in 2007, and has served as a director of the Company since 2003. In 2010, Mr. Vande Steeg became a partner in McAdams Advisory Partners, a firm specializing in corporate restructuring. Mr. Vande Steeg served as president and chief operating officer of Parker Hannifin Corporation until March 2007, where he began his career in 1971. Mr. Vande Steeg currently serves on the boards of directors of Wabtec Corporation, a supplier of products and services to the rail transportation industry, and Azusa Pacific University. Mr. Vande Steeg began his career at Deere & Company serving as an industrial engineer and industrial relations manager from 1965 to 1970. Mr. Vande Steeg received his B.S. in Industrial Technology from the University of California, Irvine in 1968 and an M.B.A. from Pepperdine University in Malibu, California in 1985.

Mr. Vande Steeg is qualified to serve as director of the Company because he brings valuable operational and strategic expertise through his experience serving as president and chief operating officer of Parker Hannifin Corporation. In addition, Mr. Vande Steeg has considerable knowledge of the Company’s business and operations, resulting from his service as a director of the Company since 2003.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. Every shareholder voting for the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder as of the Record Date, or distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than the number of directors to be elected. However, no shareholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder’s votes. Abstentions and broker non-votes will be counted only for purposes of determining whether a quorum is present, but they will not be taken into account in determining the outcome of the election of directors.

Unless otherwise directed, the proxy holders will vote the proxies received by them for the eight nominees named above. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed above as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. As of the date of this proxy statement, the Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote FOR the election of the above-named persons to the Board of Directors of the Company.

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ITEM II

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors intends to appoint Ernst & Young LLP (“Ernst & Young”) as the Company’s independent auditors, to audit the financial statements of the Company for the current fiscal year ending December 30, 2011. Ernst & Young has been the Company’s independent auditor since 1986. The Company anticipates that a representative of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

Fees Paid to Ernst & Young LLP

Audit Fees and Non-Audit Fees:

The following table presents fees billed by Ernst & Young for professional audit services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and January 1, 2010, and fees billed by Ernst & Young for other services rendered during those periods.

Category	Fiscal Year Ended December 31, 2010		Fiscal Year Ended January 1, 2010
Audit Fees	$2,723,974		$2,481,857
Audit-Related Fees	$16,580	(1)	$129,642	(1)
Tax Fees
Tax Compliance	$301,581		$233,746
Tax Planning & Tax Advice	$347,780		$408,763
Total Tax Fees	$649,361		$642,509
All Other Fees	$45,796	(2)	$96,130	(2)

(1) Represents accounting consultation and advisory services performed by the Company’s auditors.

(2) Represents research and advisory services for the Company’s Deferred Compensation Plan.

Audit Committee Pre-Approval of Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a pre-approval procedure for all audit and permissible non-audit services to be performed by Ernst & Young. The pre-approval policy requires that requests for services by the independent auditor be submitted to the Company’s chief financial officer (“CFO”) for review and approval. Any requests that are approved by the CFO are then aggregated and submitted to the Audit Committee for approval of services at a meeting of the Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services. All permissible non-audit services performed by Ernst & Young were approved by the Audit Committee.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining Ernst & Young’s independence.

Vote Required

Ratification of the appointment of Ernst & Young as the Company’s independent auditor for the current fiscal year ending December 30, 2011, will require the affirmative vote of the holders of a majority of the shares present and voting at the Annual Meeting either in person or by proxy. In the event that such ratification by the shareholders is not obtained, the Audit Committee and the Board of Directors will reconsider such selection. Abstentions are counted as votes against the proposals, whereas broker non-votes are not counted for purposes of determining whether the proposal has been approved.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors for the Company for the current fiscal year ending December 30, 2011.

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ITEM III

ADVISORY VOTE ON COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS

Recent legislation requires that the Company provide our shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives the Company’s shareholders the opportunity to approve, reject, or abstain from voting, with respect to our executive compensation programs and policies and the compensation paid to the Named Executive Officers.

The Say on Pay vote is a non-binding advisory vote on the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure. The Say on Pay vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management.

The Say on Pay vote allows our shareholders to express their opinions regarding the decisions of the Compensation Committee with respect to the 2010 compensation of the Named Executive Officers. Because the Say on Pay vote is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer, nor modify any terms of our existing compensation plans or awards. In addition, the Say on Pay vote will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors.

Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders. The Compensation Committee and the Board of Directors may take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

The Company and the Board of Directors believe that our compensation policies and practices for our Named Executive Officers are aligned with the long term interests of our shareholders because our policies emphasize pay for performance, and our mix of short and long term incentives provide a balance between the Company’s short-term goals and long term performance. As such, the Board of Directors recommends a vote “For” the advisory approval of our compensation policies and practices as disclosed in this proxy statement.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote FOR the compensation of our Named Executive Officers, as disclosed in this proxy statement.

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ITEM IV

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES

ON COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS

Recent legislation permits the Company’s shareholders to indicate how frequently they believe a Say on Pay advisory vote on compensation for our Named Executive Officers, such as the one described in Item III above, should occur. Your vote on this Item IV allows you to indicate whether you would prefer that we hold a Say on Pay advisory vote every one, two or three years. The Company believes, and our Board of Directors recommends, that this vote occur every three years.

The proposal in this Item IV is advisory in nature. As a result, it will not be binding on our Board of Directors, the Compensation Committee, or the Company. However, your advisory vote, and the outcome of the vote on this proposal, will serve as an additional tool to guide the Board of Directors when they determine the frequency of the Say on Pay advisory vote.

The Board of Directors recommends that an advisory Say on Pay vote should occur every three years. We believe that holding this vote every three years will be the most effective timeframe because it allows sufficient time for the implementation of any changes in our compensation policies or practices, and to see the results of those changes in the Company’s financial performance.

In addition, the Company’s compensation policies and practices focus on long term results that are aligned with shareholder’s interests. We believe that shorter voting cycles would not permit a meaningful opportunity to thoughtfully evaluate our performance against our compensation practices, and may create an inappropriate level of focus on short-term results. We believe that a longer, three-year voting cycle, would place the appropriate focus on long term value creation, which is consistent with our compensation practices and policies and increasing shareholder value.

Although it is our current intention to hold such advisory vote every three years, we may determine that a different frequency is appropriate, either in response to the results of the vote on this Item IV, or for other reasons. While we believe our recommendation is appropriate at this time, your vote on this Item IV is not a vote to approve or disapprove the recommendation of the Board of Directors; your vote is to indicate whether the Say on Pay vote should occur every one, two or three years.

For the above reasons, the Board of Directors recommends that you vote to hold an advisory vote on the frequency of a Say on Pay vote for the compensation of our Named Executive Officers every three years.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote to hold an advisory vote on compensation for our Named Executive Officers every three years.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held seven meetings during the fiscal year ended December 31, 2010. No director attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the meetings of the committees, if any, upon which such director also served during the fiscal year ended December 31, 2010. It is the Company’s policy to encourage directors to attend the Annual Meeting. All of the members of the Board of Directors attended the 2010 Annual Meeting.

Shareholder Communications with Directors

The Board of Directors has established a process to receive communications from shareholders. Shareholders of the Company may communicate with one or more of the Company’s directors (including any board committee or group of directors) by mail in care of Board of Directors, Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California 94085. Such communications should specify the intended recipient or recipients.

Board Leadership Structure; Oversight and Risk Management

The Company currently separates the positions of chief executive officer and chairman of the board. Our chairman of the board is responsible for setting the agenda for each Board meeting, in consultation with the chief executive officer, and presiding at executive sessions. The chairman of the board is also responsible for recommending committee assignments to the Nominating Committee. Our chief executive officer is responsible for the day-to-day operations of the Company.

The Board of Directors has overall responsibility for the oversight of risk management for the Company, and it exercises this oversight through committees and regular engagement with the Company’s senior management. The Audit Committee has oversight of the Company’s financial matters, internal controls, financial reporting and internal investigations relating to financial misconduct. The Compensation Committee has oversight of our compensation policies and practices, our Nominating Committee is responsible for the independence and qualification of the board members, and our Governance Committee is responsible for the Company’s corporate governance principles. The committees report their activities back to the Board of Directors. In addition, members of the Company’s senior management attend meetings of the Board of Directors to discuss strategic planning and risks and opportunities for the Company’s business areas, in addition to answering any questions that the Board of Directors may raise.

Audit Committee

The Board of Directors has a separately-designated, standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is governed by a charter, a current copy of which is available on our corporate website at www.trimble.com.

The current members of the Audit Committee are directors Hart, Parkinson, Peek, and Vande Steeg, and director Hart currently serves as the committee chairman. The Audit Committee held eight meetings during the 2010 fiscal year. The purpose of the Audit Committee is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide such additional information as the committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board’s attention.

All Audit Committee members are independent directors as defined by applicable Nasdaq Marketplace Rules and listing standards.

All members of the Audit Committee are financially sophisticated and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Board of Directors has determined that director Hart is a “financial expert” as that term is defined in the rules promulgated by the SEC. In addition to serving as CEO and CFO of a venture capital firm, director Hart has reviewed and analyzed numerous companies’ financial statements in managing venture capital investment funds for more than 20 years. During his career, he has served on the board of directors of numerous public and privately held companies.

Compensation Committee

The Board of Directors has a standing Compensation Committee, comprised of directors Goodrich, Hart and Vande Steeg. Director Vande Steeg currently serves as the committee chairman. All Compensation Committee members are independent as defined by applicable Nasdaq Marketplace Rules and listing standards. The Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at www.trimble.com. The Compensation Committee held three meetings during the 2010 fiscal year. The purpose of the Compensation Committee is to review and make recommendations to the full Board of Directors with respect to all forms of compensation to be paid or provided to the Company’s executive officers. See “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

Prior to January 31, 2011, the Company had a standing Nominating and Corporate Governance Committee (the “Nominating & Governance Committee”). The purpose of the Nominating & Governance Committee was to recommend to the Board of Directors, individuals qualified to serve as directors of the Company and on committees; to advise the Board of Directors with respect to the Board of Directors’ composition, procedures and committees; to advise the Board of Directors with respect to the corporate governance principles applicable to the Company; and to oversee the evaluation of the Board of Directors and the Company’s management.

During the 2010 fiscal year, the members of the Nominating & Governance Committee were director Goodrich, who served as the chairman, director Janow, director Johansson, and director Parkinson, each of whom is an independent director under the Nasdaq Marketplace Rules and listing standards. Director Goodrich serves as the Company’s secretary. However, director Goodrich is not, nor has he even been, an employee of the Company. The Nominating & Governance Committee met twice during the 2010 fiscal year.

In January 2011, the Board of Directors allocated the responsibilities of the Nominating & Governance Committee into two separate committees: the Nominating Committee and the Governance Committee.

Governance Committee

As of January 2011, the Board of Directors established a standing Governance Committee (“Governance Committee”). The current members of the Governance Committee are directors Goodrich and Janow. Director Goodrich serves as committee chairman. The Governance Committee is governed by a charter that is posted on the Company’s website at www.trimble.com. The purpose of the Governance Committee is to develop and recommend to the Board a set of corporate governance principles applicable to the Company; and to oversee the implementation of these principles. Due to its recent establishment as a separate committee, the Governance Committee did not meet during the 2010 fiscal year.

Nominating Committee

As of January 2011, the Board of Directors established a standing Nominating Committee (“Nominating Committee”). The current members of the Nominating Committee are directors Johansson, Goodrich, Hart and Parkinson. Director Johansson serves as committee chairman. The Nominating Committee is governed by a charter that is posted on the Company’s website at www.trimble.com. The purpose of the Nominating Committee is to recommend to the Board of Directors, individuals qualified to serve as directors of the Company, and on committees, and to advise the Board of Directors with respect to composition, procedures and committees. Due to its recent establishment as a separate committee, the Nominating Committee did not meet during the 2010 fiscal year.

The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. To have a candidate be considered by the Nominating Committee, a shareholder must submit the recommendation in writing and the recommendation must include the following information:

•	The name of the shareholder and evidence of the shareholder’s ownership of Company shares, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the candidate’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board of Directors.

The shareholder recommendation and information described above must be sent to the Committee Chairman in care of the Corporate Secretary at Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California 94085 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent proxy statement issued in connection with the Annual Meeting of Shareholders.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, possession of such knowledge, experience, skills, expertise, international background, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and diversity so as to enhance the Board of Directors’ ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NASDAQ listing requirement.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board of Directors. The Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates and pay any corresponding fees for such services. As described above, the Nominating Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating Committee as a potential candidate, the Nominating Committee may collect and review publicly available information regarding the candidate to assess whether the candidate should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the chairman or another member of the Nominating Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates that the Nominating Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors received compensation according to the terms of the Board of Directors Compensation Policy (“Board Compensation Policy”). The description of the Board Compensation Policy below is qualified in its entirety by the text of the Board Compensation Policy, which was filed as exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed on August 10, 2010.

Under the Board Compensation Policy, each non-employee director receives an annual cash retainer of $44,000, payable on a quarterly basis, for the period starting July 1 and ending June 30 of each year. The current Board Compensation Policy was adopted on April 27, 2010, and the amount of the cash retainer was effective commencing in the Company’s third fiscal quarter of 2010.

Non-employee directors also receive a cash fee of $2,000 for each board meeting attended in person and $500 for each board or committee meeting attended via telephone conference. Members of designated committees of the Board of Directors also receive a cash fee of $1,000 for each committee meeting that is not held within a day of a meeting of the full Board of Directors.

Non-employee directors are reimbursed for local travel expenses or paid a fixed travel allowance based on the distance to the meeting, and reimbursed for other necessary business expenses incurred in the performance of their services as directors of the Company. In addition, directors are eligible to participate in the Deferred Compensation Plan.

The Board Compensation Policy provides for the grant of nonstatutory stock options to each non-employee director of the Company (the “Outside Directors”). Pursuant to the terms of the Board Compensation Policy, each Outside Director is granted an option to purchase 15,000 shares of Common Stock upon his or her initial appointment to the Board of Directors. Thereafter, each year, each Outside Director receives an additional option grant to purchase 15,000 shares, upon re-election at the Annual Meeting. Outside Director options have an exercise price equal to the closing price of Common Stock on the date of grant, vest monthly over a period of one year, and have a seven-year term.

Non-Employee Director Compensation Table

Except as noted below, the table below shows the compensation earned by each of the persons serving on the Board of Directors in the fiscal year ending December 31, 2010.

Director Compensation for the 2010 Fiscal Year (1)
Name	Fees Earned in Cash(2)	Stock Option Grants(3)(4)	Total
John B. Goodrich	$53,350	$161,850	$215,200
William Hart	$55,350	$161,850	$217,200
Merit E. Janow	$53,850	$161,850	$215,700
Ulf J. Johansson	$56,650	$161,850	$218,500
Bradford W. Parkinson	$55,850	$161,850	$217,700
Mark S. Peek	$56,200	$153,150	$209,350
Nickolas W. Vande Steeg	$54,350	$161,850	$216,200

(1)	Steven W. Berglund, the Company’s president & chief executive officer, receives no additional compensation for his service on the Board of Directors. Mr. Berglund’s compensation for service as president & chief executive officer is reported in the Summary Compensation Table and described in the Compensation Discussion and Analysis.
(2)	For each director, the fees shown in this column include a cash retainer, paid quarterly, plus fees for each meeting of the Board of Directors and also fees for meetings of the committees on which each director serves, provided that such committee meetings do not occur within one day as a regularly scheduled meeting of the Board of Directors.
(3)	Represents the aggregate grant date fair value of the stock options, calculated pursuant to FASB ASC Topic 718. Except for Director Peek, who was appointed to the Board of Directors in March 2010, each director in the table was granted an option to purchase 15,000 shares of the Company’s common stock in connection with such director’s re-election at the 2010 Annual Meeting of Shareholders, in accordance with the Company’s Board Compensation Policy. Mr. Peek was granted an option to purchase 15,000 shares of the Company’s common stock in connection with his initial appointment to the Board of Directors.
(4)	As of December 31, 2010, the directors held options to purchase shares of the Company’s Common Stock as follows: Mr. Goodrich, 95,000 options; Mr. Hart, 110,000 options; Ms. Janow, 45,000 options; Mr. Johansson, 140,000 options; Mr. Parkinson, 80,000 options; Mr. Peek, 15,000 options; Mr. Vande Steeg, 140,000 options.

EXECUTIVE COMPENSATION

The executive compensation section of the proxy statement contains information about the Company’s compensation policies and practices, and the application of those policies and practices with respect to our Named Executive Officers. Under the SEC rules, the Company’s “Named Executive Officers” are the Company’s chief executive officer, chief financial officer, and the three other officers who received the highest amounts of compensation during the 2010 fiscal year. The following is a brief description of each part of our Executive Compensation section:

Compensation Committee Report. This section contains a report of the Compensation Committee of our Board of Directors regarding the Compensation Discussion and Analysis section of the proxy statement.

Compensation Committee Interlocks and Insider Participation. This section contains information concerning certain types of relationships involving our Compensation Committee members.

Compensation Discussion and Analysis. This section describes the elements of the Company’s compensation policies and the application of those policies to our Named Executive Officers.

Executive Compensation Tables. This section describes the amounts or values and types of compensation earned by our Named Executive Officers.

Post-Employment Compensation. This section describes certain benefits and payments that our Named Executive Officers would be eligible for in the event of a change in control event, or, in the case of our Non-Qualified Deferred Compensation Plan, payments that a Named Executive Officer may receive following termination of employment.

Tax and Accounting Treatment; Other Information. This section describes the tax treatment of certain elements of compensation, and a description of certain information about the Company’s equity plans.

Compensation Committee Report

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation Committee of the Company’s Board of Directors,

John B. Goodrich, Member	William Hart, Member	Nickolas W. Vande Steeg, Chairman
Compensation Committee	Compensation Committee	Compensation Committee

Also submitted by the Company’s Board of Directors other than with respect to the Tax and Accounting Treatment section of the Compensation Discussion and Analysis,

Steven W. Berglund	Merit E. Janow	Ulf J. Johansson	Bradford W. Parkinson	Mark S. Peek

Compensation Committee Interlocks and Insider Participation

John B. Goodrich, William Hart and Nickolas Vande Steeg are the current members of the Company’s Compensation Committee, and were members of such committee during the 2010 fiscal year. Since 1998, Mr. Goodrich has served as the Company’s corporate secretary; however, he is not, and has never been an employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.

Compensation Discussion and Analysis

This section of the proxy statement describes the Company’s compensation practices and policies with respect to its Named Executive Officers.

Roles and Responsibilities

The Compensation Committee of the Board of Directors (the “Compensation Committee”) reviews and recommends the general compensation practices of the Company, including the compensation plans and specific compensation levels for executive officers of the Company. The Compensation Committee engaged Compensia, Inc. (“Compensia”) as its independent compensation consultant to advise it on matters related to executive compensation. Compensia provides independent expertise in executive compensation issues including competitive market pay analysis for executives, advice on executive pay practices as well as peer group selection.

The scope of Compensia’s engagement includes the review and analysis of the Company’s compensation for the Named Executive Officers, and the review of the Company’s compensation peer group. The terms of Compensia’s engagement include reporting directly to the Compensation Committee and to the Compensation Committee chairman. Compensia also coordinates with the Company’s management for data collection and job matching for the Named Executive Officers. Compensia does not provide any other services to the Company.

Compensia provided compensation benchmark data directly to the Compensation Committee as well as to members of the Company’s management team. The chief executive officer utilized the benchmark data provided by Compensia to assist in the determination of compensation recommendations for the Named Executive Officers, excluding himself, to the Compensation Committee and the Board of Directors.

The Compensation Committee believes that it is important to involve the full Board of Directors in the analysis and approval of compensation for executive officers, and may consult with members of management and other members of the Board of Directors. The Compensation Committee also engages in discussion of compensation matters during board meetings.

Compensation Program Objectives

The objectives of the Company’s compensation practices are to establish compensation that is competitive in the market, rewards performance, and maintains internal equity among similar positions. The Company’s compensation practices are designed to reward performance, and attract and retain talented employees.

The main elements of the Company’s compensation policies for its Named Executive Officers, and the purposes for each element, are summarized in the table below.

Element	Form of Compensation	Purpose
Base Salary	Cash	Designed to attract and retain highly talented executives by providing pay opportunities that are competitive in the market and reward performance
Short Term Incentives (Bonus)	Cash	Designed to motivate executives to achieve business goals and provide financial incentives when the Company and business areas meet or exceed annual goals and targets established under the incentive plan
Long Term Incentives (Equity)	Stock options, restricted stock awards	Designed to align the interests of executives with the interests of shareholders by motivating our executives to achieve long term shareholder value

Setting Compensation

The Company’s current practice is to combine a mixture of compensation elements into its compensation policies to balance short term goals with the long term performance of the Company. The Company uses incentive cash bonus programs, which focus on yearly operating results, and equity grants such as stock options and restricted stock units, which have long term vesting cycles that derive value from increases in the Company’s share price over time. The Company does not have a policy on the allocation percentages between short term and long term compensation elements. However, the Company makes determinations of the type and size of awards relative to the awards made to similarly situated executives in the Company’s compensation peer group.

In making compensation decisions for the Named Executive Officers, the Company’s compensation philosophy is to target base salaries for our Named Executive Officers generally at the 50th percentile of our compensation peer group and the Radford survey data for similar situated executives in the compensation peer group. Although the Company targets its base salary compensation at the 50th percentile, our incentive programs are designed to reward our Named Executive Officers for exceptional performance. For example, a significant portion of the compensation for the Named Executive Officers is variable. Generally, this means smaller bonuses and lower overall compensation in years of low performance and higher bonuses and higher compensation in years of exceptional performance, which is reflective of the performance achieved.

The Compensation Committee uses Compensia data from our compensation peer group, which is comprised of technology companies that are similar to the Company, as well as Radford survey data to benchmark our total direct compensation package for our executives, including base salary, incentive cash bonus program and equity incentive compensation. Radford provides compensation market intelligence, and is widely used within the high technology industry. The Radford executive survey includes input from over 700 companies. A subset of the Radford high tech executive compensation data, based on companies with similar sized revenues, was used in order to analyze the compensation for our executives. The specific names of the companies in the subset are not available to us. The survey data supplements the compensation peer group data and provides additional information for our Named Executive Officers and other vice president positions for which there is less public comparable data available.

Competitive Market Data

The Company’s compensation peer group consists of technology companies that are similar to the Company in terms of revenue, market capitalization, physical location, and the number of employees. Based on recommendations from Compensia, the Company continued to use the compensation peer group shown in the table below to assist with the determination of compensation for the Named Executive Officers. The revenue and net income financial information in the table below, as provided by Compensia, is based on S&P’s Research Insight as of September 1, 2010, and the information displayed for market capitalization is as of October 4, 2010. Information for the Company is displayed as of December 31, 2010.

Company	Market Capitalization (M)	Last 4 Quarters Revenue (M)	Last 4 Quarters Net Income (M)	Number of Employees
Altera	$9,143	$1,523	$494	2,551
Atmel	$3,683	$1,403	$(121)	5,600
Cadence Design Systems	$1,997	$885	$25	4,400
Cypress Semiconductor	$2,045	$798	$16	3,600
FLIR Systems	$3,962	$1,216	$236	2,079
JDS Uniphase	$2,734	$1,249	$(123)	4,000
Linear Technology	$6,716	$1,170	$361	4,191
McAfee	$7,173	$2,003	$168	6,100
Netflix	$8,188	$1,881	$137	4,080
Novellus Systems	$2,390	$1,019	$136	2,544
SunPower	$1,317	$1,745	$35	5,160
Sybase*	$5,246	$1,221	$184	3,819
Synopsys	$3,649	$1,344	$231	5,928
Varian Medical Systems	$7,367	$2,347	$352	5,100
VeriSign	$5,534	$850	$232	2,328

75th Percentile	$6,944	$1,634	$234	5,130
50th Percentile	$3,962	$1,249	$168	4,080
25th Percentile	$2,562	$1,094	$30	3,076

Trimble Navigation Limited	$4,812	$1,294	$104	4,166

* Sybase was acquired by Oracle Corporation, but the compensation data included above was for Sysbase’s most recent proxy filing.

Discussion of Compensation Elements

Base Salary

Using the salary survey data supplied by Compensia, the Compensation Committee establishes base salaries for each Named Executive Officer within a range of salaries of the Company’s compensation peer group. In addition, the base salaries of the Named Executive Officers, including the chief executive officer, may be adjusted by the Compensation Committee after consideration of factors such as the relative performance of the Company, the performance of the business unit or function for which the executive is responsible, and the individual’s past performance and future potential.

The Compensation Committee believes that the compensation of the chief executive officer should be primarily influenced by the overall financial performance and total shareholder return of the Company. The Compensation Committee also believes that the compensation of the chief executive officer should be established within a range of compensation provided to similarly situated chief executive officers of the Company’s compensation peer group, as adjusted by the Compensation Committee’s consideration of the particular factors influencing the Company’s performance. A portion of the chief executive officer’s compensation package is established as base salary and the balance is variable and consists of an annual incentive cash bonus, stock option grants and/or restricted stock units.

In October 2010, the Board of Directors and the Compensation Committee approved 5% increases in the annual base salaries for each of the Named Executive Officers, including the chief executive officer. In December 2010, the Board of Directors approved an additional increase in Mr. Fosburgh’s base salary, in connection with an increase in his responsibilities. Prior to October 2010, the base salaries of the Named Executive Officers had not increased since April 2007. The Board of Directors and the Compensation Committee considered the Company’s performance and percentile rankings compared to its compensation peer group, the current risks and challenges facing the Company, as well as the individual qualifications, skills and past performance of the Named Executive Officers in determining the amount of increases for the base salaries of the executives. Compared to its compensation peer group and the Company’s performance, the Company’s base salary for Named Executive Officers is below the median of our compensation peer group.

Short Term Incentives (Bonus Program)

The Company’s short term incentive programs are designed to reward employees for their performance. Senior-level managers, executives of the Company, including Named Executive Officers, and certain other individual employees participate, upon approval by the chief executive officer, or by the Board with respect to the chief executive officer, in the Company’s Annual Management Incentive Plan (“MIP”). The MIP is a cash bonus plan that is designed to motivate our executives and other participants to achieve business goals and provide financial incentives when the Company and business areas meet or exceed the MIP goals and targets. At the time of the 2010 proxy filing, the 2011 MIP performance metrics had not yet been approved by the Board of Directors.

Cash bonuses under the MIP are based upon an eligible percentage of each participant’s base salary within a range of target incentive opportunities. Payments earned under the 2010 MIP depended upon the Company’s achievement of certain levels of operating income with certain minimum thresholds for revenue, and operating income as a percentage of revenue, established by the Board of Directors. “Operating Income”, for the purposes of the MIP, means: (i) with respect to a sector or division, operating income for that sector or division; and (ii) with respect to the Company, operating income for the Company adjusted for amortization of intangible, restructuring and infrequent charges.

Potential target incentive opportunities for the Named Executive Officers, including the chief executive officer, under the 2010 MIP could range from zero to 300% of the target incentive opportunity based upon achievement of operating income goals of a combination of division and/or Company performance, as applicable, for such executives. In 2009, the Company reduced the maximum range of the target incentives from 300% to 200% in light of economic conditions, but restored the maximum range to 300% in 2010.

The actual incentive payouts to the Named Executive Officers under the 2010 MIP ranged from 133 % to 250 % of each participant’s target incentive opportunity because the Company and its divisions met or exceeded the operating income targets, as shown in the table below.

Quarterly incentive payouts for Named Executive Officers under the 2010 MIP were based on the achievement of the operating income targets described in the table below; and an annual payout based on full-year performance against operating income targets. Each Named Executive Officer was eligible to receive 15% of his target incentive opportunity each quarter and the remainder after the close of the respective fiscal year. Participants are required to remain continuously employed through a payment date to be entitled to a payout for the applicable period.

The incentive target opportunities for the Named Executive Officers are recommended by the chief executive officer of the Company and approved by the Board of Directors. Except for Mr. Gibson, the target incentive payouts for the Named Executive Officers were 80% of the annual base salary for each executive for the 2010 fiscal year. Mr. Gibson’s target incentive payout for the first quarter of 2010 was 50% of his annual base salary. For the remaining part of 2010, Mr. Gibson’s target incentive payout was increased to 80% of his base annual salary. The incentive target opportunity for the Company’s chief executive officer is 125% of his annual base salary, and was approved by the disinterested members of the Board of Directors.

The table below sets forth the 2010 MIP operating income targets, operating income results, targets and actual incentive awards for each of the Named Executive Officers. The table below also sets forth the percentages of the incentive payouts, as a percentage of each participant’s target incentive opportunity, for each Named Executive Officer for the 2009 and 2008 fiscal years. The targets, operating income results, and incentive payouts shown the table below for Messrs. Bahri and Berglund were based on total Company results. The operating income targets for each of Messrs. Fosburgh, Harrington and Gibson correspond to the performance of each such executives’ business areas. The award columns for Messrs. Fosburgh, Harrington and Gibson were based 50% on total Company results and 50% based on each executive’s respective business areas. The dollar targets and operating income are shown in millions while the awards are shown in thousands.

	Operating Income Targets (M$)					Operating Income Results (M$)					2010 Award			2009	2008
Name	Q1	Q2	Q3	Q4	2010	Q1	Q2	Q3	Q4	2010	Target (K$)	Actual (K$)	% of Target	% of Target	% of Target
Steven W. Berglund	47	49	42	41	181	51	57	47	39	195	782	1,959	250%	33%	30%
Rajat Bahri	47	49	42	41	181	51	57	47	39	195	241	603	250%	34%	30%
Mark A. Harrington
Corporate	47	49	42	41	181	51	57	47	39	195	120	302	250%	34%	30%
Business Unit	41	39	29	34	143	41	30	21	31	124	120	18	15%	18%	0%
Total											240	320	133%	26%	15%
Christopher W. Gibson
Corporate	47	49	42	41	181	51	57	47	39	195	86	216	250%	28%	n/a
Business Unit	11	13	15	13	52	8	13	22	12	56	86	164	190%	0%	260%
Total											172	380	220%	11%	260%
Bryn A. Fosburgh
Corporate	47	49	42	41	181	51	57	47	39	195	105	263	250%	34%	30%
Business Unit	1	5	4	2	12	3	9	8	2	23	105	233	222%	78%	123%
Total											210	496	236%	56%	76%

Long Term Incentives (Equity)

The Compensation Committee and the Board of Directors view equity awards such as stock options and restricted stock units as an important component of the Company’s long term, performance-based compensation program. The value of a stock option or a restricted stock unit bears a direct relationship to the Company’s stock price, and therefore, these awards are an incentive for executives, managers and other employees to create value for shareholders. Equity awards also help the Company retain qualified employees in a competitive market.

The Company does not require that its Named Executive Officers acquire or maintain stock ownership as a condition of employment. All stock option grants and restricted stock units to the Named Executive Officers are granted out of the Company’s Amended and Restated 2002 Stock Plan (“2002 Stock Plan”). Stock options are granted with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant.

Currently, stock options and restricted stock unit awards are granted on a semi-annual basis to the Named Executive Officers, based on individual performance, future potential, ability to influence the Company’s long term growth and profitability, and importance to the Company’s success. The amounts of the stock option grants and restricted stock unit awards are also intended to provide competitively sized grants and resulting total target compensation near the 50th percentile relative to our compensation peer group, and Radford survey companies for similar roles and positions for each of the Named Executive Officers.

The Board of Directors may grant stock options or restricted stock awards while the directors are in possession of material, non-public information. Due to the fact that the Board of Director’s regular meetings are timed to coincide with the preparation of the Company’s quarterly financial results, option grants have and will occur shortly before an earnings release. The Compensation Committee or the Board of Directors may also grant options at a special meeting, or by unanimous written consent, in special circumstances, such as to facilitate the hiring of a key executive.

In April 2010 and October 2010 the Board of Directors, on recommendation from the Compensation Committee, approved merit grants of stock options and restricted stock unit awards to the Named Executive Officers, including the chief executive officer. The total stock option grants to the Named Executive Officers during the 2010 fiscal year, other than the chief executive officer, ranged in amounts from 50,000 shares to 65,000 shares. The exercise price for stock options granted to the Named Executive Officers in April 2010 was $30.80; the exercise price for stock options granted in October 2010 was $36.20. In addition, except for the chief executive officer, each of the Named Executive Officers received restricted stock awards in the amount of 4,000 shares in the 2010 fiscal year.

Based on the Board of Directors’ and the Compensation Committee’s evaluation of the chief executive officer, in April 2010, the Board of Directors approved an option to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $30.80 per share. In addition, in October 2010, the Board of Directors, upon recommendation from the Compensation Committee, approved an option for Mr. Berglund to purchase 200,000 shares of the Company’s Common Stock at an exercise price of $36.20 per share, and 3,500 restricted stock units.

The options granted to each of the Named Executive Officers vest 40% after 2 years and ratably thereafter such that the options vest fully after five years. Upon any change in control, these options would become fully vested. The restricted stock awards granted to each of the Named Executive Officers vest after three years. Upon vesting, the restricted stock units may be settled by issuing the number of shares shown in the Grants of Plan Based Awards table, or by a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.

The grants to the Named Executive Officers are enumerated in the table entitled “Grants of Plan-Based Awards for the 2010 Fiscal Year.”

Other Compensation and Benefits, Including Perquisites and Retirement Benefits

The Company’s Named Executive Officers are entitled to employee benefits generally available to all full time employees, subject to the satisfaction of certain eligibility requirements. These benefits include health, welfare and paid time off benefits generally available to all U.S. employees. In addition, employees, including the Named Executive Officers, are eligible to participate in the Company’s 401(k) retirement plan. Participants in the 401(k) may receive up to $2,500 per year in matching Company contributions. In structuring these benefits, the Company provides an aggregate level of benefits that are comparable to those provided by similar companies.

In a letter of employment dated December 6, 2004, the Company agreed to pay certain expenses incurred in connection with Mr. Bahri’s relocation to California. In connection with Mr. Gibson’s relocation to the United States, the Company entered into a letter of assignment dated June 11, 2008, as amended December 20, 2009, pursuant to which the Company agreed to repatriate Mr. Gibson to England at the Company’s expense in the event of Mr. Gibson’s termination or, in the event of Mr. Gibson’s retirement from the Company after 2016.

Risk Assessment

In setting compensation, our Compensation Committee also considers the risks to our shareholders, and the Company as a whole, arising out of our compensation programs. The Company’s management team has assessed the risk profile of our compensation programs. Their review considered risk-determining characteristics of the overall structure and individual components of our Company-wide compensation program, including our base salaries, incentive plans and equity plans. The management team provided its report of the findings to the Board of Directors for its review and consideration. Following this assessment, the Board of Directors concurred with management’s conclusions that the Company’s compensation policies were not reasonably likely to have a material adverse effect on the Company. For example,

•  Balance of Compensation: Across the Company, individual elements of our compensation program include base salaries, incentive compensation, and for certain of our employees, equity-based awards. By providing a mix of different elements of compensation which reward both short-term and long term performance, the Company’s compensation programs as a whole provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.

•  Objective Company Results and Pre-established Performance Measures Dictate Annual Incentives: Under the Company’s cash incentive plans, payments are subject to the satisfaction of specific annual performance targets established by our Board of Directors. These performance targets are directly and specifically tied to revenue and operating income performance for the Company and/or divisions for the applicable fiscal year. Profit sharing payments are made quarterly based on actual Company profits, and not estimated profits.

•  Use of Long Term Incentive Compensation: Equity-based long term incentive compensation that vests over a period of years is a key component of total compensation of our executive employees. This vesting period encourages our executives to focus on sustaining the Company’s long term performance. These grants are also made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term.

•  Internal Processes Further Limit Risk: The Company has in place additional processes to limit risk to the Company from our compensation programs. Specifically, payroll programs and financial results upon which incentive compensation payments are based are subject to regular review and audit and our human resources executives meet periodically with our internal audit personnel to review various controls in place with respect to our compensation programs. In addition, the Company engages an external compensation consulting firm for design and review of our compensation programs, as well as external legal counsel to assist with the periodic review of our compensation plans to ensure compliance with applicable laws and regulations.

Executive Compensation Tables

This section includes the executive compensation tables required by Item 402 of Regulation S-K, promulgated under the Securities Act of 1933, as amended.

Summary Compensation Table

The following table sets forth the compensation, including incentive cash bonuses, earned during the 2010, 2009, and 2008 fiscal years, respectively, by: (i) all persons who served as the Company’s chief executive officer during the last completed fiscal year; (ii) all persons who served as the Company’s chief financial officer during the last completed fiscal year; and (iii) the three other most highly compensated executive officers of the Company serving at the end of the last completed fiscal year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1)		Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Comp- ensation (1)	All Other Comp- ensation (3)		Total
Steven W. Berglund President & Chief Executive Officer	2010	$625,131	(4)	$126,700	$3,638,000	$1,958,963	$-		$6,348,794
	2009	$618,000		$400,200	$2,394,000	$243,338	$-		$3,655,538
	2008	$629,885	(5)	$-	$1,605,000	$185,400	$-		$2,420,285

Rajat Bahri Chief Financial Officer	2010	$300,872	(4)	$144,800	$784,500	$603,416	$319,355	(6)	$2,152,943
	2009	$297,400		$100,050	$676,500	$78,078	$42,500		$1,194,528
	2008	$303,160	(5)	$-	$762,000	$62,462	$57,500		$1,185,122

Mark A. Harrington Vice President	2010	$300,872	(4)	$144,800	$784,500	$319,555	$350,638	(7)	$1,900,365
	2009	$297,400		$100,050	$595,800	$59,860	$4,854		$1,057,964
	2008	$303,160	(5)	$-	$762,000	$31,231	$2,500		$1,098,891

Christopher W. Gibson Vice President	2010	$237,711	(4)	$144,800	$784,500	$380,044	$19,945	(8)	$1,567,000

Bryn A. Fosburgh Vice President	2010	$261,785	(4)	$144,800	$613,800	$495,240	$2,500		$1,518,125
	2009	$256,529		$100,050	$595,800	$111,030	$2,500		$1,065,909
	2008	$261,462	(5)	$-	$810,750	$137,077	$2,500		$1,211,789

(1)	The amounts shown in the columns for Salary and Non-Equity Incentive Plan Compensation include amounts earned in the applicable year but deferred at the election of the Named Executive Officer pursuant to the DCP.
(2)	The amounts in these columns represent the grant date fair value of stock options and restricted stock unit awards, calculated pursuant to FASB ASC Topic 718, for the year in which the stock option or restricted stock unit award was granted. For a description of the assumptions used in determining the values described these columns, please refer to Note 2: Accounting Policies, Stock-Based Compensation of the Company’s Annual Report on Form 10-K filed on February 28, 2011.

(3)	Except as otherwise noted in footnotes 6, 7 and 8, the amounts in this column represent Company matching contributions under the Company’s 401(k) plan for the periods in which they accrued. All full-time employees are eligible to participate in the Company’s 401(k) plan.
(4)	In October 2010, the Board of Directors approved the following annual base salaries for the Named Executive Officers: Mr. Berglund, $648,900; Mr. Bahri, $312,312; Mr. Harrington, $312,312; Mr. Gibson, $246,750; and Mr. Fosburgh, $269,355. In mid-December 2010, in connection with an increase in responsibilities, the Board of Directors approved a further increase for Mr. Fosburgh, to $312,000.
(5)	The salary amounts for each Named Executive Officer appear to decrease from 2008 to 2009. The base salaries for the Named Executive Officers were constant from April 1, 2007 to October 2010, however, the 2008 fiscal year included 53 weeks, which resulted in an extra week of pay. The extra week of pay is disclosed for each Named Executive Officer in the table above. In 2009, the Company returned to its regular 52-week fiscal year, and as a result, the base salary amounts earned in 2009 appear lower than the amounts shown for the 2008 fiscal year.
(6)	The amount shown represents $2,500 of Company matching contributions under the Company’s 401(k) plan, gym dues, a $40,000 housing bonus to defray the cost of living expenses in an exceptional housing market, paid pursuant to Mr. Bahri’s letter of employment dated December 6, 2004, and a $274,880 reimbursement of the taxes and interest payable by Mr. Bahri as a result of an error in the administration of the DCP, and an additional “gross-up” amount to make him whole for the taxes on such reimbursement amount. Please see “Deferred Compensation”.
(7)	The amount shown represents $2,500 of Company matching contributions under the Company’s 401(k) plan, and a $348,138 reimbursement of the taxes and interest payable by Mr. Harrington as a result of an error in the administration of the DCP, and an additional “gross-up” amount to make him whole for the taxes on such reimbursement amount. Please see “Deferred Compensation”.
(8)	Represents the Company’s contributions to the DCP on Mr. Gibson’s behalf pursuant to the letter of assignment between the Company and Mr. Gibson dated June 11, 2008, as amended on December 20, 2009.

Grants of Plan-Based Awards

The table below lists the stock option grants, and restricted stock unit awards, and estimated future MIP target incentive opportunities, for each of the Named Executive Officers during the fiscal year ended December 31, 2010. As of the date of this proxy statement, the 2011 target incentive opportunities under the Company’s MIP were not determinable. Therefore, the information displayed in the table below reflects the target incentive opportunities for the 2010 fiscal year for each Named Executive Officer.

Grants Of Plan-Based Awards For The 2010 Fiscal Year(1)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share) (1)	Grant Date Fair Value of Stock and Option Awards (2)
Steven W. Berglund	4/27/10				-	100,000	$30.80	$1,138,000
	10/26/10				3,500	200,000	$36.20	$2,626,700
		$-	$782,000	$2,346,000
Rajat Bahri	4/27/10				-	25,000	$30.80	$284,500
	10/26/10				4,000	40,000	$36.20	$644,800
		$-	$241,000	$723,000
Mark A. Harrington	4/27/10				-	25,000	$30.80	$284,500
	10/26/10				4,000	40,000	$36.20	$644,800
		$-	$241,000	$723,000
Christopher W. Gibson	4/27/10				-	25,000	$30.80	$284,500
	10/26/10				4,000	40,000	$36.20	$644,800
		$-	$173,000	$519,000
Bryn A. Fosburgh	4/27/10				-	10,000	$30.80	$113,800
	10/26/10				4,000	40,000	$36.20	$644,800
		$-	$210,000	$630,000

(1)	The exercise price for each of the stock options granted to the Named Executive Officers was equal to the closing price of the Company’s Common Stock on the date of grant.
(2)	Represents the aggregate grant date fair value for each of the stock options, and restricted stock unit awards, calculated in accordance with FASB ASC Topic 718. All stock options and restricted stock units were granted under the Company’s 2002 Stock Plan.
(3)	At the time of the proxy statement, the target incentive opportunities under the Company’s MIP were not determinable. As a result, the information shown represents the target incentive opportunities under the MIP for the 2010 fiscal year for each Named Executive Officer. The target incentive opportunities for the 2010 fiscal year were as follows: Mr. Berglund, 125% of his annual base salary; Messrs. Bahri, Harrington, and Fosburgh, 80% of each of their annual base salaries; Mr. Gibson, 50% of base salary in the first quarter of fiscal year 2010 and 80% effective the second quarter of 2010.

Outstanding Equity Awards at Fiscal Year-End

The table below shows the stock options and stock awards outstanding for each of the Named Executive Officers as of the fiscal year ended December 31, 2010.

Outstanding Equity Awards for the 2010 Fiscal Year
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
Steven W. Berglund	250,000 130,000 100,000 150,000 31,667 21,334 65,000 - - - -	- - - 30,000 18,333 18,666 85,000 100,000 200,000 100,000 200,000	$8.50 $16.24 $17.00 $23.44 $40.59 $28.00 $19.96 $20.01 $21.68 $30.80 $36.20	7/16/2013 (4) 12/17/2014 (4) 12/20/2015 (4) 12/20/2013 10/20/2014 4/21/2015 10/20/2015 5/19/2016 10/23/2016 4/27/2017 10/26/2017	23,500	$938,355
Rajat Bahri	200,000 36,000 98,333 33,333 12,667 10,667 30,333 - - - -	- - 1,667 6,667 7,333 9,333 39,667 35,000 50,000 25,000 40,000	$15.66 $17.00 $18.24 $23.44 $40.59 $28.00 $19.96 $20.01 $21.68 $30.80 $36.20	1/17/2015 (4) 12/20/2015 (4) 1/19/2016 (4) 10/20/2013 10/20/2014 4/21/2015 10/20/2015 5/19/2016 10/23/2016 4/27/2017 10/26/2017	9,000	$359,370
Mark A. Harrington	2,000 33,333 15,833 10,666 2,333 - - - -	- 6,667 9,167 9,334 39,667 35,000 40,000 25,000 40,000	$17.00 $23.44 $40.59 $28.00 $19.96 $20.01 $21.68 $30.80 $36.20	12/20/2015 (4) 12/20/2013 10/20/2014 4/21/2015 10/20/2015 5/19/2016 10/23/2016 4/27/2017 10/26/2017	9,000	$359,370
Christopher W. Gibson	13,500 16,000 9,000 12,500 6,333 4,000 10,833 - - - -	- - - 2,500 3,667 3,500 14,167 28,000 40,000 25,000 40,000	$8.50 $14.53 $17.00 $23.44 $40.59 $28.00 $19.96 $20.01 $21.68 $30.80 $36.20	7/16/2013 (4) 10/22/2014 (4) 12/20/2015 (4) 12/20/2013 10/20/2014 4/21/2015 10/20/2015 5/19/2016 10/23/2016 4/27/2017 10/26/2017	8,000	$319,440
Bryn A. Fosburgh	4,166 5,833 15,833 2,084 30,333 - - - -	- 11,667 9,167 11,666 39,667 35,000 40,000 10,000 40,000	$17.00 $23.44 $40.59 $28.00 $19.96 $20.01 $21.68 $30.80 $36.20	12/20/2015 (4) 12/20/2013 10/20/2014 4/21/2015 10/20/2015 5/19/2016 10/23/2016 4/27/2017 10/26/2017	9,000	$359,370

(1)

Unless otherwise noted, all stock options vest 40% on the second anniversary of the date of the grant and 1/60th each month thereafter such that the stock options fully vest five years from the date of grant. These stock options have a term of seven years.

(2)	The restricted stock units shown in this column vest after three years, subject to each Named Executive Officer’s continued employment with the Company. Upon vesting, the restricted stock units may be settled by issuing the number of shares shown in the table, or by a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.
(3)	The market value of the unvested portion of the restricted stock units for each Named Executive Officer was calculated by multiplying the number of unvested shares by the closing price of the Company’s Common Stock on December 31, 2010, which was $39.93.
(4)

All stock options vest 20% on the first anniversary of the date of the grant and 1/60th each month thereafter such that the stock options fully vest five years from the date of grant. These options have a term of ten years.

Option Exercises and Stock Vested

The table below shows the aggregate number of shares subject to stock options that were exercised by each of the Named Executive Officers and the aggregate number of shares acquired through vesting of restricted stock awards, during the fiscal year ended December 31, 2010.

Option Exercises And Stock Vested In The 2010 Fiscal Year
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Steven W. Berglund	215,000	$5,064,387	-	$-
Rajat Bahri	-	$-	-	$-
Mark A. Harrington	176,000	$3,006,310	-	$-
Christopher W. Gibson	40,000	$1,303,240	-	$-
Bryn A. Fosburgh	156,998	$2,060,966	-	$-

(1)	The dollar amounts shown are determined by multiplying (x) the difference between the closing price of our common stock on the NASDAQ on the exercise date and the option exercise price by (y) the number of shares exercised.

Post-Employment Compensation

Deferred Compensation

The Company has adopted a nonqualified deferred compensation plan (“DCP”) in which certain employees, officers and members of the Board of Directors may participate. Participants in the DCP may elect to defer a portion of their salary, bonus, commissions or director fees. Participation in the DCP is voluntary. A participant in the DCP may defer a minimum of 5% of the participant’s base salary and a maximum of 90% of the participant’s base salary and 100% of the participant’s bonus, commissions or director’s fees.

Except for Mr. Gibson, the Company has not made any contributions to the DCP, on behalf of the members of the Board of Directors or the Named Executive Officers or directors, even though the Company has the ability to do so under the terms of the DCP. In connection with Mr. Gibson’s relocation to the United States, and pursuant to a letter of assignment dated June 11, 2008, as amended on December 20, 2009, the Company agreed to contribute to the DCP on Mr. Gibson’s behalf in the amount of 5% of Mr. Gibson’s annual base salary and MIP earnings. The Company’s contribution is contingent upon Mr. Gibson contributing matching funds to the DCP. The Company’s contribution is made on a quarterly basis, and is net of applicable taxes. In 2010, and pursuant to Mr. Gibson’s amended letter of assignment, the Company also made a special contribution of $9,480 to the DCP on Mr. Gibson’s behalf, subject to Mr. Gibson’s contribution of matching funds.

Contributions by participants are held in an irrevocable grantor trust for the benefit of the participants, and are subject to claims by the Company’s general creditors. Upon enrollment in the DCP, participants may choose from a selection of measurement funds in which to place their contributions. The DCP’s measurement funds are similar to the funds available to employees who participate in the Company’s 401(k) retirement plan. Participants may elect to receive withdrawals from the DCP in the form of scheduled distributions, retirement benefits, or in the event of a change in control, as defined in the DCP. The DCP also provides for distributions in the event of a participant’s termination of employment, disability or death. In addition, participants may request withdrawals from the DCP in the event of a severe financial hardship.

In 2009, the Company determined that it had received erroneous advice from a third party plan administrator regarding certain Internal Revenue Service rules implementing Section 409A of the Code (“Section 409A”) as applied to the Company’s DCP. As a result, the Company misapplied the contribution elections of certain participating executives during 2006 and 2007, resulting in inadvertent violations of the requirements of Section 409A.

At the end of 2009, the Company implemented a corrections program for affected non-insider executives in accordance with guidance issued under Section 409A. However, affected executives who were Section 16 officers at the time of the violations were not eligible to participate in the corrections program and were therefore required to file amended income tax returns for the years in question and to recognize accelerated personal income taxes and pay additional income tax and interest under Section 409A and analogous state provisions on their DCP account balances as of the end of those years.

The affected Named Executive Officers were Rajat Bahri and Mark Harrington. Because the affected executives were required to pay these taxes and interest as a result of the Company’s errors in administering the DCP, on January 28, 2010, the Board of Directors of the Company authorized the reimbursement of the taxes and interest payable by these executives, and an additional “gross-up” amount to make these executives whole for the taxes on such reimbursement amount. The aggregate amounts paid to Mr. Bahri and Mr. Harrington are included in the Summary Compensation Table.

The table below shows contributions to the DCP by each of the Named Executive Officers during the fiscal year ended December 31, 2010.

Nonqualified Deferred Compensation Plan for the 2010 Fiscal Year
Name	Executive Contributions in the 2010 fiscal year (1)(3)	Company Contributions in the 2010 fiscal year (3)	Aggregated Earnings (Losses) in the 2010 fiscal year	Aggregate Withdrawals or Distributions	Aggregate Balance at December 31, 2010 (2)
Steven W. Berglund	$-		$-	$-	$-
Rajat Bahri	$-		$75,662	$-	$486,157
Mark A. Harrington	$-		$26,641	$-	$358,689
Christopher W. Gibson	$33,582	$17,575	$8,148	$-	$59,305
Bryn A. Fosburgh	$-		$-	$-	$-

(1)	The amount of each Named Executive Officer’s contribution, if any, to the DCP is included in the Summary Compensation Table for each respective officer for the fiscal year in which such compensation was earned.
(2)	The amount shown in this column includes contributions and earnings for prior fiscal years, as follows: Mr. Bahri, $410,495; and Mr. Harrington, $332,048. Each Named Executive Officer’s contributions for prior fiscal years are reported the Summary Compensation Table for the year in which such compensation was earned.
(3)	The amounts shown in the table above for Mr. Gibson reflect the contributions deposited to the DCP in the fiscal year 2010. Such amounts were $3,224 less than the amounts included in the Summary Compensation Table, because of the timing of the Company’s final payroll cycle for the 2010 fiscal year and related contribution deposits into the DCP. The final payroll cycle included contributions by the Company of $2,370 and by Mr. Gibson of $854.

Potential Payments on a Change in Control

The Company’s Board of Directors approved a standard form of change in control and severance agreement for executive officers in 2003, and modified this form in 2008 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). All of the Named Executive Officers, including the chief executive officer, are parties to change in control and severance agreements with the Company.

The standard form of agreement provides that each of the executive’s then-unvested stock options will vest upon a change in control (as defined in the agreement). The standard agreement also provides that, if the executive’s employment is terminated other than by reason of a Nonqualifying Termination (as defined in the agreement) within the period commencing with the change in control and ending one year following the change in control, (i) the executive shall receive a severance payment equal to one year of base salary plus the highest of the executive’s target bonus for the fiscal year in which the change in control occurs, or in which the termination occurs, or the average the executive’s bonus for the three years preceding the termination (each calculated in accordance with the terms of the agreement), (ii) the Company shall continue to provide the executive with medical and other insurance for a period of one year following the date of termination of employment on the same basis as provided prior to termination, and (iii) the executive may exercise any then-outstanding stock options for a period of one year following the date of termination of employment, unless such options expire earlier.

In the event that the benefits payable under the change in control and severance agreement constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then the executive’s benefits under the change in control and severance agreement shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by the executive on an after-tax basis, of the greatest amount of benefits. The foregoing shall take into account the applicable federal, state and local income taxes and the Excise Tax, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

The foregoing description of the Change in Control and Severance Agreements is qualified in its entirety by the form of change in control and severance agreement filed as exhibit 10.13 to the Company’s Annual Report on Form 10-K filed on March 2, 2009.

The Board of Directors evaluated a variety of factors that would constitute triggering events for executives and determined that those factors included in the form of change in control and severance agreement were appropriate.

The table below sets forth the estimated benefits that each respective Named Executive Officer would receive under his form of change in control severance agreement. The calculation of the estimated payments described in the table is based upon the assumption that a change in control event occurred on December 31, 2010, and that each Named Executive Officer’s employment terminated upon or immediately following such event.

All unvested stock options for the Named Executive Officers listed below will immediately vest upon the occurrence of a change in control event, as that term is defined in each named executive officer’s change in control and severance agreement. The amounts shown below reflect the aggregate number of shares underlying each executive’s unvested stock options that would have vested if a change in control event had occurred on December 31, 2010. In addition, under the terms of the Company’s 2002 Stock Plan, if the then unvested restricted stock units for the Named Executive Officers were assumed by an acquiring company, and the Named Executive Officers were terminated following a change in control, the restricted stock units would immediately vest.

However, certain stock options granted to the Named Executive Officers have an exercise price that exceeds the closing price of the Company’s Common Stock on December 31, 2010. As a result, the vesting of such stock options would not result in any benefit to the Named Executive Officers. Therefore, the aggregate market value in the table includes only the benefit each Named Executive Officer would receive from the accelerated vesting of his in-the-money stock options.

Potential Payments upon a Change-in-Control
Name	Salary	Bonus Accrued but Unpaid as of Fiscal Year End (1)	Bonus (2)	Accrued Vacation	Health Benefits	Accelerated Vesting of Options and Restricted Stock Units (# of Shares)	Aggregate Market Value of Accelerated in-the-Money Options as of December 31, 2010 (3)	Aggregate Market Value of Accelerated Restricted Stock Units as of December 31, 2010 (4)	Total
Steven W. Berglund	$648,900	$1,611,338	$795,900	$117,301	$17,235	775,499	$9,715,796	$938,355	$13,844,825
Rajat Bahri	$312,312	$496,338	$247,985	$10,626	$17,235	223,667	$3,036,738	$359,370	$4,480,604
Mark A. Harrington	$312,312	$248,169	$240,926	$42,174	$11,444	213,835	$2,818,085	$359,370	$4,032,480
Christopher W. Gibson	$246,750	$314,831	$210,957	$33,216	$13,964	164,834	$2,031,102	$319,440	$3,170,260
Bryn A. Fosburgh	$312,000	$402,890	$247,782	$36,000	$14,785	206,167	$2,791,399	$359,370	$4,164,226

(1)	The incentive bonus amount represents the amount of bonus accrued under the MIP as of December 31, 2010.
(2)	Under the Company’s change in control and severance agreement, each Named Executive Officer is entitled to receive the highest of the target bonus for the 2010 fiscal year in which the change in control occurs or in which the termination occurs, or the average of the executive’s bonus for the three years preceding the termination. For Messrs. Berglund, Bahri, Gibson and Fosburgh, the amounts shown are the averages of the bonuses for the prior 3 years for such executives. For Mr. Harrington, the amount shown is the target bonus for the 2010 fiscal year.
(3)	The amounts shown in this column represent the market value of the unvested options on December 31, 2010, less the exercise price of such options. Only options with an exercise price less than the closing price of the Company’s common stock on December 31, 2010 are included in this calculation. The closing price of the Company’s common stock on December 31, 2010 was $39.93.
(4)	The aggregate market value of the unvested portion of the restricted stock units for each Named Executive Officer was calculated by multiplying the number of unvested shares by the closing price of the Company’s Common Stock on December 31, 2010, which was $39.93.

Chief Executive Officer

In addition, Mr. Berglund is eligible to receive certain severance benefits pursuant to a letter of employment dated March 17, 1999. In the event of an involuntary termination, or upon his disability or any termination other than for cause, Mr. Berglund is eligible to receive 12 months severance pay at an amount equal to his base salary at the date of separation, plus one half of his annual bonus accrued to the date of separation.

An “Involuntary Termination” under the letter of employment means: (i) without Mr. Berglund’s consent, his assignment to any duties or the significant reduction of his duties, either of which is inconsistent with his position or title with the Company and responsibilities in effect immediately prior to such assignment, or his removal from such position and responsibility, or a reduction in his title; (ii) a greater than 10% reduction by the Company in Mr. Berglund’s base compensation as in effect immediately prior to such reduction; provided, however, that such reduction shall not apply if substantially all executive officers of the Company agree to a similar reduction in base compensation; or (iii) any purported termination of Mr. Berglund by the Company (other than a voluntary termination initiated by Mr. Berglund) which is not effected for disability or for cause.

Mr. Berglund would not receive severance benefits under the letter of employment if he: (i) is convicted of a felony; (ii) commits a willful act which constitutes gross misconduct and which is injurious to the Company and which is not cured within 30 days after written notice of such breach is given to Mr. Berglund by the Board of Directors; or (iii) continuously and repeatedly refuses to abide by the reasonable directions of the Board of Directors. The description of Mr. Berglund’s employment letter is qualified in its entirety by the text of the letter of employment dated March 17, 1999, which is filed as exhibit 10.67 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

The table below sets forth the estimated severance payments to Mr. Berglund upon an involuntary termination, disability or a termination other than for cause under the letter of employment dated March 17, 1999. The amounts shown assume that an involuntary termination event occurred on December 31, 2010. Upon termination of Mr. Berglund’s employment on or following the occurrence of a change in control event, Mr. Berglund would be entitled to the severance amount set forth below in addition to the amount described in the table above.

Base Salary	Bonus	Total
$ 648,900	$ 979,481	$ 1,628,381

Christopher W. Gibson

In connection with Mr. Gibson’s relocation to the United States, and pursuant to a letter of assignment dated June 11, 2008 as amended on December 20, 2009, the Company agreed to repatriate Mr. Gibson to England at the Company’s expense in the event of Mr. Gibson’s termination or, in the event of Mr. Gibson’s retirement from the Company after 2016.

Tax and Accounting Treatment; Other Information.

Tax and Accounting Treatment

Section 162(m) of the Code generally limits the deductibility by the Company of compensation in excess of $1,000,000 paid to certain executive officers to the extent the compensation is not considered performance-based. The Compensation Committee and the Board of Directors believe that it is essential to reward and motivate executives based on the assessment of the individual’s performance, the current market conditions and the individual’s contribution to the success of the Company. The Compensation Committee and the Board of Directors also believe that preserving the Company’s future tax deductions under Section 162(m) is beneficial to the Company and its shareholders. However, the Compensation Committee and the Board of Directors reserve the right to award compensation to executive officers that may not be deductible under Section 162(m) where such compensation furthers overall compensation objectives and is in the best interest of the Company’s shareholders.

A portion of the compensation paid by the Company to Mrss. Berglund, Fosburgh and Harrington for the 2010 fiscal year may not be fully deductible for federal income tax purposes if such compensation does not satisfy the requirements of performance-based compensation under Section 162(m).

To the extent that non-performance based compensation received by certain executive officers in a future year would exceed $1,000,000, the amount in excess of $1,000,000 would not be deductible by the Company.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is a separately-designated standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and operates under a written charter adopted by the Board of Directors. Among its other functions, the Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent auditor.

The Audit Committee has reviewed and discussed the Company’s consolidated financial statements and financial reporting process with the Company’s management, which has the primary responsibility for the Company’s consolidated financial statements and financial reporting processes, including establishing and maintaining adequate internal controls over financial reporting and evaluating the effectiveness of such internal controls. Ernst & Young, the Company’s current independent auditor, is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to U.S. generally accepted accounting principles and performing an audit and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has reviewed and candidly discussed with Ernst & Young the overall scope and plans of its audits, its evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting processes and accounting principles and judgment, and the clarity of disclosures in the Company’s consolidated financial statements.

The Audit Committee has discussed with Ernst & Young those matters required to be discussed by Statement of Auditing Standards No. 61 (“Communication With Audit Committees”), as amended by Statement of Auditing Standards No. 90 (“Audit Committee Communications”). Ernst & Young has provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board. The Audit Committee has also discussed with Ernst & Young its independence from management and the Company and has also determined that Ernst & Young’s provision of non-audit services (such as tax-related services) to the Company and its affiliates is compatible with maintaining the independence of Ernst & Young with respect to the Company and its management.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Audit Committee of the Company’s Board of Directors,

William Hart, Chairman	Bradford W. Parkinson, Member	Mark S. Peek, Member
Audit Committee	Audit Committee	Audit Committee

Nickolas W. Vande Steeg, Member

Audit Committee

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Security Ownership of Certain Beneficial Owners

The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 3, 2011, the Record Date, by the persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding Common Stock. The applicable percentage of share ownership in the table is based on 122,449,042 shares of the Company’s Common Stock outstanding at March 3, 2011.

We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, Maryland, 21202 (1)	8,740,436	7.14%
PRIMECAP Management Company 225 South Lake Avenue #400, Pasadena, CA 91101 (2)	8,282,484	6.76%
Artisan Partners Holdings L.P. 875 East Wisconsin Ave, Suite 800, Milwaukee, Wisconsin 53202 (3)	7,604,586	6.21%
Black Rock, Inc. 40 East 52nd Street, New York, New York, 10022 (4)	6,548,146	5.35%

(1)	The information is based upon Schedule 13G/A as filed with the SEC on February 11, 2011. T. Rowe Price Associates, Inc. (“Price Associates”) does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients, which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Except as may be indicated if this is a joint filing with one of the registered investment companies sponsored by Price Associates which it also serves as investment adviser (“T. Rowe Price Funds”), not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Associates. With respect to securities owned by any one of the T. Rowe Price Funds, only State Street Bank and Trust Company, as custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.
(2)	The information is based upon Schedule 13G/A as filed with the SEC on February 14, 2011.
(3)	The information is based upon Schedule 13G as filed with the SEC on February 10, 2011.

(4)	The information is based upon Schedule 13G/A as filed with the SEC on February 9, 2011. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Trimble Navigation Limited. No one person’s interest in the common stock of Trimble Navigation Limited is more than five percent of the total outstanding common shares.

Security Ownership of Management

The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 3, 2011, the Record Date, (unless otherwise noted below) by: (i) all directors and nominees; (ii) all executive officers of the Company named in the Summary Compensation Table presented in this Proxy Statement; and (iii) all directors and executive officers of the Company, as a group. The applicable percentage share ownership is based on 122,449,042 shares of the Company’s Common Stock outstanding at March 3, 2011.

We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Steven W. Berglund (2)	792,530	*
John B. Goodrich (3)	129,999	*
William Hart (4)	214,307	*
Merit E. Janow (5)	38,333	*
Ulf J. Johansson (6)	118,055	*
Bradford W. Parkinson (7)	24,730	*
Mark S. Peek (8)	5,417	*
Nickolas W. Vande Steeg (9)	74,905	*
Rajat Bahri (10)	233,431	*
Mark A. Harrington (11)	74,914	*
Christopher W. Gibson (12)	79,736	*
Bryn A. Fosburgh (13)	11,777	*
All Directors and Executive Officers, as a group (16 persons) (2-13)	2,062,575	1.66%

*	Indicates less than 1%
(1)	The business address of each of the persons named in this table is: c/o Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California 94085.
(2)	Includes 676,000 shares subject to options exercisable on or prior to May 2, 2011, and 116,530 shares held in trust.
(3)	Includes 88,055 shares subject to options exercisable on or prior to May 2, 2011.
(4)	Includes 103,055 shares subject to options exercisable on or prior to May 2, 2011.
(5)	Includes 38,333 shares subject to options exercisable on or prior to May 2, 2011.

(6)	Includes 118,055 shares subject to options exercisable on or prior to May 2, 2011.
(7)	Includes 8 shares held by Dr. Parkinson’s spouse, and 24,722 shares subject to options exercisable on or prior to May 2, 2011.
(8)	Includes 5,417 shares subject to options exercisable on or prior to May 2, 2011.
(9)	Includes 73,055 shares subject to options exercisable on or prior to May 2, 2011.
(10)	Includes 233,000 shares subject to options exercisable on or prior to May 2, 2011.
(11)	Includes 74,500 shares subject to options exercisable on or prior to May 2, 2011.
(12)	Includes 76,000 shares subject to options exercisable on or prior to May 2, 2011.
(13)	Includes 9,500 shares subject to options exercisable on or prior to May 2, 2011.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2010, the total number of securities outstanding under the Company’s stock option plans, the weighted average exercise price of such options, and the number of options available for grant under such plans. For a complete description of the Company’s equity compensation plans, please see Note 14 the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010, included in the Company’s annual report on Form 10-K filed with the SEC on February 28, 2011.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	10,313,579	$22.25	5,098,979
Equity compensation plans not approved by security holders (1)	-	-	3,998
Total	10,313,579	$22.25	5,102,977

(1) In 1992, Trimble’s board of directors approved the 1992 Employee Stock Bonus Plan (“Bonus Plan”). As of December 31, 2010, there were no options outstanding to purchase shares and 3,998 shares were available for future grant under the 1992 Employee Stock Bonus Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities during the fiscal year ended December 31, 2010 file reports of initial ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

On November 15, 2010, Director Hart sold 10,000 shares of the Company’s common stock. This transaction was reported on a Form 4 on November 19, 2010. To the Company’s knowledge, except as described above, and based solely on its review of the copies of such forms received by the Company, all other Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were complied with on a timely basis during the fiscal year ended December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company reviews all relationships and transactions between the Company, on the one hand, and our directors, executive officers or their immediate family members, on the other hand, to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction with the Company. On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under SEC rules, any transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in the Company’s applicable SEC filings.

In addition, certain aspects of such types of transactions are the subject of the Company’s Business Ethics and Conduct Policy (the “Policy”). The Policy applies to all of the Company’s employees, directors and officers and is available in the “Investors” section of the Company’s website at www.investor.trimble.com under the heading “Corporate Governance — Governance Documents.” Pursuant to the Policy all employees must disclose to the Company’s Compliance Officer all actual or apparent conflicts of interests and the Company’s Senior Officers (which is defined in the Policy as the Company’s chief executive officer, chief financial officer, corporate controller and any other person performing similar functions) must obtain prior written approval from the compliance officer or the chairman of the Audit Committee for any apparent conflicts of interest. The Company’s compliance officer is the Company’s general counsel, the chairman of the Audit Committee in the general counsel’s absence, or such other person as the Board of Directors may designate.

In determining whether to approve or ratify a related party transaction, the compliance officer may consider all relevant facts and circumstances, including the following factors:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including the amount involved and type of transaction and whether the terms are at least as favorable to the Company as those available from non-related parties;
•	the importance of the transaction to the related person and to the Company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its stockholders; and
•	any other matters the Audit Committee or other committee, as applicable, deems appropriate.

ADDITIONAL INFORMATION

From 1998 to 2002, Mr. Harrington served as chief financial officer of Cielo Communicatons, Inc., a venture capital funded fiber optics company. As a result of the economic circumstances in 2001 and 2002, the investors decided to no longer fund the continuing operations of the company and appointed a receiver for the assets of the company to satisfy claims of creditors. The receiver sold the assets to a competitor and Cielo Communications ceased operations. In light of the events, the Company does not believe that the circumstances surrounding the liquidation of Cielo Communications reflect on Mr. Harrington’s integrity or continuing ability to serve the Company.

HOUSEHOLDING

As permitted by the Securities Exchange Act of 1934, we may deliver only one Notice or one paper copy of this proxy statement to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the Notice or the paper version of the proxy statement, respectively, as applicable. Shareholders that reside at the same address and receive multiple copies of the Notice of the paper version of the proxy statement may request delivery of only one copy of the Notice or proxy statement, as applicable, by directing a notice to the Company’s Investor Relations department at the address below.

The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company at its principal executive offices, Attention: Investor Relations, at 935 Stewart Drive, Sunnyvale, California 94085, (408) 481-8000.

OTHER MATTERS

The Company knows of no other matters to be submitted for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to vote electronically via the Internet or by telephone or, if you have requested a paper copy of the proxy materials, complete and return the accompanying proxy in accordance with the detailed instructions on your individual proxy card.

For the Board of Directors

ULF J. JOHANSSON

Chairman of the Board

Dated: March 18, 2011

TRIMBLE NAVIGATION LIMITED 935 Stewart Drive Sunnyvale, CA 94085

1

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 1 1 OF Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1

NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # 000000000000

SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

x

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the

The Board of Directors recommends you vote

FOR the following: nominee(s) on the line below. 02

1. Election of Directors

Nominees

01 Steven W. Berglund 02 John B. Goodrich 03 William Hart 04 Merit E. Janow 05 Ulf J. Johansson

06 Bradford W. Parkinson 07 Mark S. Peek 08 Nickolas W. Vande Steeg 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain

2 To ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 30, 2011.

3 To approve, by non-binding vote, the compensation for our Named Executive Officers.

The Board of Directors recommends you vote 3 YEARS on the following proposal: 3 years 2 years 1 year Abstain

4 To recommend, by non-binding vote, the frequency of holding a vote on the compensation for our Named Executive Officers.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

JOB #

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

SHARES CUSIP # SEQUENCE #

0000086513_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K/Annual Report is/are available at www.proxyvote.com.

TRIMBLE NAVIGATION LIMITED Annual Meeting of Shareholders May 3, 2011 5:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Steven W. Berglund and Rajat Bahri, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TRIMBLE NAVIGATION LIMITED that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 05:00 PM, Pacific Time on May 3, 2011, at the Heritage Theater, located at the Campbell Community Center, 1 W. Campbell Avenue, Campbell, California, 95008 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000086513_2 R1.0.0.11699